Exhibit 10.3

VOTING AGREEMENT

This Voting Agreement (this “Agreement”) is made and entered into as of May 11, 2015, by and between Independence Realty Trust, Inc., a Maryland corporation ( “Parent”) and the undersigned stockholder (the “Stockholder”) of Trade Street Residential, Inc., a Maryland corporation (the “Company”).

RECITALS

A. Concurrently with the execution of this Agreement, Parent, Independence Realty Operating Partnership, LP, a Delaware limited partnership (“Parent OP”), Adventure Merger Sub LLC, a Delaware limited liability company and direct wholly owned subsidiary of Parent OP (“OP Merger Sub”), IRT Limited Partner, LLC, a Delaware limited liability company and a direct wholly owned subsidiary of Parent OP (“Parent LLC”), the Company and Trade Street Operating Partnership, LP, a Delaware limited partnership (the “Company OP”), have entered into an Agreement and Plan of Merger (the “Merger Agreement”) which provides for (i) the merger (the “Partnership Merger”) of OP Merger Sub with and into the Company OP with the Company OP being the surviving entity and (ii) the merger of Parent LLC with and into the Company with the Company being the surviving entity (the “Company Merger” and, together with the Partnership Merger, the “Merger”).

B. As a condition and an inducement to Parent’s willingness to enter into the Merger Agreement, Parent has required that the Stockholder, and the Stockholder has agreed, to enter into this Agreement with respect to all shares of common stock, par value $0.01 per share, of the Company (“Company Common Stock”) that the Stockholder now or hereafter owns beneficially (as defined for purposes of this Agreement in Rule 13d-3 under the Exchange Act) or of record.

C. The Stockholder is the current beneficial or record owner, and has either sole or shared voting power over, 8,299,002 shares of Company Common Stock (the “Company Shares”).

D. Parent desires the Stockholder to agree, and the Stockholder is willing to agree, subject to the limitations herein, not to Transfer (as defined below) any of the Company Shares and New Company Shares (as defined below), and to vote the Company Shares and New Company Shares in a manner so as to facilitate consummation of the Merger.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1. Definitions. Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement. When used in this Agreement, the following terms in all of their tenses, cases and correlative forms shall have the meanings assigned to them in this Section 1 or elsewhere in this Agreement.

“control” (including, with correlative meanings, the terms “controlled by” and “controlling”), when used with respect to any Person, means the power to direct or cause the direction of the management or policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

“Controlled Affiliates” means, with respect to the Stockholder, each Affiliate controlled by such Stockholder.

“Expiration Date” shall mean the earlier to occur of (i) the Effective Time, (ii) such date and time as the Merger Agreement shall be terminated pursuant to Article VIII thereof, (iii) the date of any modification, waiver, change or amendment to the Merger Agreement that is an Adverse Amendment or that results in a material decrease in the amount or change in form of consideration payable under the Merger Agreement, or (iv) the End Date (as such term is defined in the Merger Agreement).

“Permitted Transfer” shall mean, in each case, so long as such Transfer is in accordance with applicable Law and the Stockholder is and at all times has been in compliance with this Agreement, any Transfer to any Person, so long as such Person, in connection with such Transfer, executes a joinder to this Agreement pursuant to which such Person agrees to become a party to this Agreement and be subject to the restrictions applicable to the Stockholder and otherwise become a party for all purposes of this Agreement; provided, that no such Transfer shall relieve the transferring Stockholder from its obligations under this Agreement with respect to the portion of the Company Common Stock that the Stockholder continues to beneficially own after such Transfer.

“Transfer” shall mean (i) any direct or indirect offer, sale, assignment, encumbrance, pledge, hypothecation, disposition, loan or other transfer (by operation of Law or otherwise), either voluntary or involuntary, or entry into any contract, option or other arrangement or understanding with respect to any offer, sale, assignment, encumbrance, pledge, hypothecation, disposition, loan or other transfer (by operation of Law or otherwise), of any capital stock (or any security convertible or exchangeable into capital stock) or interest in any capital stock, provided, however, that the foregoing shall not include any encumbrance created by this Agreement or restrictions on transfer under the Securities Act of 1933, as amended, or (ii) entering into any swap or any other agreement, transaction or series of transactions that hedges or transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of such capital stock or interest in capital stock, whether any such swap, agreement, transaction or series of transactions is to be settled by delivery of securities, in cash or otherwise; provided, that any transaction described in these clauses (i) or (ii) shall not constitute a Transfer so long as such transaction does not in any way limit the ability of Stockholder to vote its Company Shares or New Company Shares in accordance with the terms of this Agreement.

2. Agreement to Retain Company Shares.

2.1 Transfer and Encumbrance of Company Shares. Other than a Permitted Transfer, until the Expiration Date, the Stockholder shall not (i) Transfer any of the Company Shares or New Company Shares, (ii) deposit any Company Shares, or New Company Shares into a voting trust or enter into a voting agreement or arrangement with respect to such Company Shares or New Company Shares or grant any proxy (except as otherwise provided herein) or power of attorney with respect thereto, or (iii) commit or agree to take any of the foregoing actions.

2.2 Additional Purchases. The Stockholder agrees that any shares of Company Common Stock that the Stockholder purchases or otherwise acquires (including, without limitation, by way of stock-split, stock dividend, conversion of securities or distribution or similar event) or with respect to which the Stockholder otherwise acquires sole or shared voting power after the execution of this Agreement and prior to the Expiration Date (the “New Company Shares”) shall, in each case, be subject to the terms and conditions of this Agreement to the same extent as if they constituted Company Shares.

2.3 Unpermitted Transfers. Any Transfer or attempted Transfer of any of the Company Shares or New Company Shares in violation of Section 2.1 shall, to the fullest extent permitted by Law, be null and void ab initio, and the Company shall not, and shall instruct its transfer agent and other third parties not to, record or recognize any such purported Transfer on the share register of the Company.

3. Agreement to Vote and Approve; Irrevocable Proxy.

3.1 Company Shares. Hereafter until the Expiration Date, at every meeting of the stockholders of the Company called with respect to any of the following matters, and at every adjournment or postponement thereof, and on every action or approval by written consent of the stockholders of the Company with respect to any of the following matters (any such meeting or other circumstance, a “Stockholders’ Meeting”), the Stockholder shall, or shall cause the holder of record of any Company Shares and New Company Shares on any applicable record date (a “Record Date”) to (including via proxy), (i) appear at such Stockholders’ Meeting or otherwise cause the Company Shares or New Company Shares to be counted as present thereat for purposes of calculating a quorum and (ii) except as expressly provided herein, vote, or cause to be voted, the Company Shares and any New Company Shares: (a) in favor of the adoption and approval of the Merger Agreement, the Merger and the other Transactions (including any amendments or modifications of the terms thereof adopted in accordance with the terms thereof), (b) in favor of any other matter that is reasonably required to facilitate the consummation of the Merger and the other Transactions, (c) in favor of any proposal to adjourn a Stockholders’ Meeting to solicit additional proxies in favor of the approval of the Merger Agreement, the Merger and the other Transactions, and (d) against (I) any action or agreement that would reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company contained in the Merger Agreement or of the Stockholder contained in this Agreement, (II) any action or agreement that would reasonably be expected to result in any condition to the consummation of the Merger set forth in Article VII of the Merger Agreement not being fulfilled, and (III) any Company Takeover Proposal or any other action, agreement or transaction that is intended, or would reasonably be expected, to materially impede, interfere with, be inconsistent with, delay, postpone, discourage or adversely affect consummation of the Transactions, in each case to the extent that the stockholders of the Company are entitled to consider and vote on such matters(s) at a Stockholders’ Meeting. Notwithstanding the previous sentence, the Stockholder shall not be required to vote any Company Shares or New Shares in accordance with the previous sentence of this Section 3.1, if, either, (i) in accordance with Section 5.03(b) of the Merger Agreement, the Company Board makes an Adverse Recommendation Change or recommends the entrance into an Alternative Acquisition Agreement that is a Superior Proposal prior to obtaining Company Stockholder Approval, or (ii) the Merger Agreement or any of the transactions contemplated thereby has been amended or is proposed to be amended in a manner that is materially adverse to the Stockholder (such amendment, an “Adverse Amendment”).

3.2 Irrevocable Proxy. By execution of this Agreement, the Stockholder does hereby appoint and constitute Parent and any one or more other individuals designated by Parent, and each of them individually, until the Expiration Date (at which time this proxy shall automatically be revoked), with full power of substitution and resubstitution, as the Stockholder’s true and lawful attorneys-in-fact and irrevocable proxies, to the fullest extent of the Stockholder’s rights with respect to the Company Shares and New Company Shares, to vote each of the Company Shares and New Company Shares solely with respect to the matters set forth in Section 3.1 hereof, to the extent that the Stockholder is required to vote in accordance with the first sentence of Section 3.1; provided, however, that the foregoing shall only be effective if the Company Shares and the New Company Shares, to the extent such Company Shares and New Company Shares are held by the Stockholder at the close of business on the Record Date fail to be counted as present, or to be voted , as applicable, in accordance with Section 3.1 above. The Stockholder intends this proxy to be irrevocable and coupled with an interest hereafter until the Expiration Date for all purposes, including without limitation Section 2-507(d) of the Maryland General Corporation Law, and hereby revokes any proxy previously granted by the Stockholder with respect to the Company Shares or New Company Shares. The Stockholder hereby ratifies and confirms all actions that the proxies authorized hereunder may lawfully do or cause to be done in accordance with this Agreement. The proxy granted by Stockholder pursuant to this Section is granted in order to secure Stockholder’s performance under this Agreement and also in consideration of Parent entering into the Merger Agreement.

4. No Solicitation. Hereafter until the Expiration Date, to the extent that the Company is prohibited from taking such action under Section 5.03 of the Merger Agreement the Stockholder shall not, nor shall such Stockholder authorize or permit any general partner, officer, director, advisor or representative of such Stockholder (collectively, “Representatives”) or any Controlled Affiliates of such Stockholder to, in its or their capacity as a stockholder, directly or indirectly, (i) solicit, initiate, knowingly encourage or take any other action to knowingly facilitate any inquiry, discussion, offer or request that constitutes, or would reasonably be expected to lead to, a Company Takeover Proposal, (ii) enter into any agreement, letter of intent, memorandum of understanding or other similar instrument with respect to any Company Takeover Proposal, (iii) enter into, continue, conduct, engage or otherwise participate in any discussions or negotiations regarding, or furnish to any Person any non-public information with respect to, or for the purpose of encouraging or facilitating, any Company Takeover Proposal, (iv) solicit proxies or become a “participant” in a “solicitation” (as such terms are defined in Regulation 14A under the Exchange Act) with respect to a Company Takeover Proposal (other than the Merger Agreement or a Superior Company Proposal) or otherwise knowingly encourage or assist any party in taking or planning any action that would reasonably be expected to compete with, restrain or otherwise serve to interfere with or inhibit the timely consummation of the Merger in accordance with the terms of the Merger Agreement, (v) initiate a stockholders’ vote or action by consent of the Company’s stockholders with respect to a Company Takeover Proposal, or (vi) except by reason of this Agreement, become a member of a “group” (as such term is used in Section 13(d) of the Exchange Act) with respect to any voting securities of the Company that takes any action in support of a Company Takeover Proposal (other than the Merger Agreement or a Superior Company Proposal). The Stockholder shall, and shall instruct its Representatives and Affiliates that the Stockholder can control to, immediately cease and cause to be terminated all existing discussions and negotiations, if any, with any Person conducted heretofore with respect to any Company Takeover Proposal. Nothing in this Section 4 or otherwise in this Agreement shall in any way impede or prevent any Representative of the Stockholder that is a member of the Board of Directors of the Company from exercising and performing his duties as a director of the Company in accordance with applicable law.

5. Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Parent, the Company or any other Person any direct or indirect ownership or incidence of ownership of or with respect to, or pecuniary interest in, any of the Company Shares or New Company Shares. All rights, ownership and economic benefits of and relating to, and pecuniary interest in, the Company Shares and New Company Shares shall remain vested in and belong to the Stockholder, and neither Parent, the Company, nor any other Person shall have any power or authority to direct the Stockholder in the voting or disposition of any of the Company Shares or New Company Shares, except as otherwise expressly provided in this Agreement. Except as set forth in this Section 3.1, the Stockholder shall remain free to vote (or execute consents or proxies with respect to) the Company Shares and the New Shares in any manner such Stockholder deems appropriate, including in connection with the election of directors.

6. Representations, Warranties and Covenants of the Stockholder. The Stockholder hereby represents and warrants to Parent as follows:

6.1 Due Authority. The Stockholder has the legal capacity and full power and authority to make, enter into and carry out the terms of this Agreement and to grant the irrevocable proxy as set forth in Section 3.2 hereof. This Agreement has been duly and validly executed and delivered by the Stockholder and constitutes a valid and binding agreement of the Stockholder enforceable against it in accordance with its terms, except to the extent enforceability may be limited by the effect of applicable bankruptcy, reorganization, insolvency, moratorium or other Laws affecting the enforcement of creditors’ rights generally and the effect of general principles of equity, regardless of whether such enforceability is considered in a proceeding at law or in equity.

6.2 Organization, Standing and Corporate Power. The Stockholder is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is formed.

6.3 Ownership of Company Shares. As of the date hereof, the Stockholder (i) is the beneficial or record owner of the Company Shares, free and clear of any and all Liens, other than those Liens created by this Agreement, and (ii) has either sole or shared voting power over all of the Company Shares. As of the date hereof, the Stockholder does not own, beneficially or of record, any capital stock or other securities of the Company or any Company Subsidiary other than the Company Shares. As of the date hereof, the Stockholder does not own, beneficially or of record, any rights to purchase or acquire any shares of capital stock or other securities of the Company or any Company Subsidiary.

6.4 No Conflict; Consents.

(a) The execution and delivery of this Agreement by the Stockholder do not, and the performance by the Stockholder of the obligations under this Agreement and the compliance by the Stockholder with any provisions hereof do not and will not: (i) conflict with or violate in any material respect any Laws applicable to the Stockholder or the Company Shares or (ii) to the knowledge of the Stockholder, result in any material breach of or constitute a material default (or an event that with notice or lapse of time or both would become a material default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the Company Shares pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Stockholder is a party or by which the Stockholder or the Company Shares are bound, except in each case of clauses (i) and (ii) above, for such conflicts, violations, breaches, defaults, rights or Liens which would not, in the aggregate, reasonably be expected to impair or adversely affect the ability of the Stockholder to perform the Stockholder’s obligations hereunder or to consummate the transactions contemplated hereby on a timely basis. Stockholder’s Company Shares are not, with respect to the voting of, subject to any other agreement, including, any voting agreement, stockholders agreement, irrevocable proxy or voting trust.

(b) Other than the disclosure and filing of this Agreement with the SEC, no consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity or any other Person, is required by or with respect to the Stockholder in connection with the execution and delivery of this Agreement or the consummation by the Stockholder of the transactions contemplated hereby.

6.5 Absence of Litigation. There is no Legal Proceeding pending against, or, to the knowledge of the Stockholder, threatened against or affecting, the Stockholder or any of its Affiliates that the Stockholder can control or any of their respective properties or assets (including the Company Shares) at Law or in equity that would reasonably be expected to impair or adversely affect the ability of the Stockholder to perform the Stockholder’s obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

7. Representations, Warranties and Covenants of Parent. Parent hereby represents, warrants and covenants to the Stockholder as follows:

7.1 Due Authority. Parent has the legal capacity and full power and authority to make, enter into and carry out the terms of this Agreement. This Agreement has been duly and validly executed and delivered by Parent and constitutes a valid and binding agreement of Parent enforceable against it in accordance with its terms, except to the extent enforceability may be limited by the effect of applicable bankruptcy, reorganization, insolvency, moratorium or other Laws affecting the enforcement of creditors’ rights generally and the effect of general principles of equity, regardless of whether such enforceability is considered in a proceeding at law or in equity.

7.2 Organization, Standing and Corporate Power. Parent is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is formed and has all requisite power and authority to carry on its business as now being conducted.

7.3 No Conflict; Consents. The execution and delivery of this Agreement by Parent do not, and the performance by Parent of the obligations under this Agreement and the compliance by Parent with any provisions hereof do not and will not: (i) conflict with or violate in any material respect any Laws applicable to Parent or the Company Common Stock or (ii) result in any material breach of or constitute a material default (or an event that with notice or lapse of time or both would become a material default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent is a party or by which Parent or the Company Common Stock is bound, except in each case of clauses (i) and (ii) above, for such conflicts, violations, breaches, defaults or rights which would not, in the aggregate, reasonably be expected to impair or adversely affect the ability of Parent to perform Parent’s obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

7.4 Absence of Litigation. There is no Legal Proceeding pending against, or, to the knowledge of Parent, threatened against or affecting, Parent or any of its Affiliates that Parent can control or any of their respective properties or assets (including the Company Common Stock) at Law or in equity that would reasonably be expected to impair or adversely affect the ability of Parent to perform Parent’s obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

8. Further Assurances. From time to time, at the request of Parent and without further consideration, the Stockholder shall take such further action as may reasonably be requested by Parent to carry out the intent of this Agreement.

9. Termination. This Agreement shall terminate automatically and shall have no further force or effect on or after the Expiration Date.

10. Notice of Certain Events. The Stockholder shall notify Parent promptly of (a) any fact, event or circumstance that would cause, or reasonably be expected to cause or constitute, a breach in any material respect of the representations and warranties of the Stockholder under this Agreement and (b) the receipt by the Stockholder of any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with this Agreement; provided, however, that the delivery of any notice pursuant to this Section 10 shall not limit or otherwise affect the remedies available to any party.

11. Miscellaneous.

11.1 Severability. If any term or other provision of this Agreement is determined to be invalid, illegal or incapable of being enforced by any rule or Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in an acceptable manner to the end that Transactions are fulfilled to the extent possible.

11.2 Binding Effect; Assignment; Third Party Beneficiaries. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party to this Agreement may assign any of its rights or obligations under this Agreement without the prior written consent of the other party. Any attempted assignment contrary to the provisions of this Section 11.2 shall be null, void and of no legal force or effect. The Company shall be an express third party beneficiary of the agreements of the Stockholder contained in this Agreement.

11.3 Amendments and Modifications. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

11.4 Specific Performance; Injunctive Relief. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof or was otherwise breached. It is accordingly agreed that the parties shall be entitled to seek specific relief hereunder, including, without limitation, an injunction or injunctions to prevent and enjoin breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which they may be entitled at Law or in equity. Any requirements for the securing or posting of any bond with respect to any such remedy are hereby waived.

11.5 Notices. All notices, requests, claims, consents, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally, sent by overnight courier (providing proof of delivery) to the parties or sent by facsimile or e-mail of a pdf attachment (providing confirmation of transmission) at the following addresses or facsimile numbers (or at such other address or facsimile number for a party as shall be specified by like notice):

(a) if to Parent to:

Independence Realty Trust, Inc.

2929 Arch Street, 17th Floor

Philadelphia, PA 19104

Facsimile: (215) 405-2945

Attention: James Sebra and Jamie Reyle

Email: jsebra@raitft.com

            jreyle@raitft.com

with a copy to:

Pepper Hamilton LLP

Two Logan Square

Eighteen and Arch Streets

Philadelphia, PA 19103

Facsimile: (215) 981-4750

Attention: Michael Friedman, Esq. and Matthew Greenberg, Esq.

Email: friedmam@pepperlaw.com

            greenbmm@pepperlaw.com

(b) if to the Stockholder:

c/o Senator Investment Group LP

510 Madison Ave.

New York, New York 10022

Facsimile: (212) 376-4301

Attention: Evan R. Gartenlaub, General Counsel

                  Michael Simanovsky@

Email: EGartenlaub@senatorlp.com

            MSimanovsky@senatorlp.com

with a copy to:

Schulte Roth & Zabel LLP

919 Third Avenue

New York, New York 10022

Facsimile: (212) 593-5955

Attention: Eleazer N. Klein, Esq.

E-mail: eleazer.klein@srz.com

Or to such other address as any party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective upon receipt.

11.6 Governing Law; Jurisdiction and Venue. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Maryland, without giving effect to any choice or conflict of Laws provision or rule (whether of the State of Maryland or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Maryland. All proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in the Circuit Court for Baltimore City (Maryland), or, if under applicable Law exclusive jurisdiction over the matter is vested in the federal courts, any federal court located in the State of Maryland (the “Maryland Court”). Each of the Parties hereby irrevocably and unconditionally agrees to request and/or consent to the assignment of any such proceeding to the Maryland Court’s Business and Technology Case Management Program.

11.7 WAIVER OF JURY TRIAL. EACH OF PARENT AND THE STOCKHOLDER HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF THE COMPANY OR THE STOCKHOLDER IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.

11.8 Entire Agreement. This Agreement contains the entire understanding of the parties in respect of the subject matter hereof, and supersedes all prior negotiations and understandings between the parties with respect to such subject matter.

11.9 Counterparts. This Agreement may be executed (including by facsimile or email of a ..pdf attachment) in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument, it being understood that all parties need not sign the same counterpart. It shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart. The parties hereto may deliver this Agreement by facsimile or email of a .pdf attachment, and each party shall be permitted to rely upon the signatures so transmitted to the same extent and effect as if they were original signatures.

11.10 Effect of Headings. The section headings herein are for convenience only and shall not affect the construction of interpretation of this Agreement.

11.11 No Agreement Until Executed. Irrespective of negotiations among the parties or the exchanging of drafts of this Agreement, this Agreement shall not constitute or be deemed to evidence a contract, agreement, arrangement or understanding between the parties hereto unless and until (i) the Merger Agreement is executed by all parties thereto, and (ii) this Agreement is executed by all parties hereto.

11.12 Legal Representation. This Agreement was negotiated by the parties with the benefit of legal representation and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any party shall not apply to any construction or interpretation thereof.

11.13 Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense, whether or not the Merger is consummated.

11.14 Documentation and Information. The Stockholder consents to and authorizes the publication and disclosure by Parent and the Company of the Stockholder’s identity and holdings of the Company Shares, and the nature of the Stockholder’s commitments, arrangements and understandings under this Agreement, in any press release or any other disclosure document required in connection with the Merger or any other transaction contemplated by the Merger Agreement. As promptly as practicable, the Stockholder shall notify Parent of any required corrections with respect to any written information supplied by such Stockholder specifically for use in any such disclosure document, if and to the extent such Stockholder becomes aware that any have become false or misleading in any material respect.

11.15 Stockholders Capacity. The Stockholder is signing this Agreement solely in the Stockholder’s capacity as an owner of its Company Shares and nothing herein shall limit, prohibit, prevent or affect any actions taken by any director of the Parent or the Company nominated by such Stockholder in his or her capacity as a director, including participating in any discussions or negotiations in accordance with Section 5.03 of the Merger Agreement.

11.16 Other Agreements. Parent hereby represents and warrants and covenants and agrees that any agreement entered into by Parent with any Person with respect to agreements similar to those set forth in this Agreement will be in form and substance identical to this Agreement.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed on the date and year first above written.

PARENT:

INDEPENDENCE REALTY TRUST, INC.

By:	/s/ James J. Sebra
Name: James J. Sebra
Title: Chief Financial Officer

[Signature Page to Voting Agreement]

STOCKHOLDER:

SENATOR GLOBAL OPPORTUNITY FUND LP

By:	/s/ Evan Gartenlaub
Name: Evan Gartenlaub
Title: Authorized Person

[Signature Page to Voting Agreement]